Exhibit 99.1

SofTech Announces Q2 Fiscal Year 2013 Operating Results

Solid Q2 Revenue Performance with Increase of Nearly 4%;

Q2’13 EPS of $.25 vs. $.19 Prior Year;

YTD’13 EPS of $.43 vs. $.24 Prior Year

LOWELL, Mass. –December 19, 2012 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced its second quarter fiscal 2013 operating results. Revenue for the three months ended November 30, 2012 was $1.772 million, an increase of 3.9% from the same period in the prior fiscal year. Net income was $252,000 or $.25 per share for the three months ended November 30, 2012, an increase of nearly 35% from the net income of $187,000 or $.19 for the same period in the prior fiscal year.

Revenue for the six months ended November 30, 2012 was $3.342 million, an increase of 2.2% from the same period in the prior fiscal year. Net income increased 77% to $425,000 or $.43 per share for the six months ended November 30, 2012, from net income of $240,000 or $.24 for the same period in the prior fiscal year.

The current quarter revenue included $100,000 of royalties on our previously announced sale of patents. The same period in the prior year included approximately $100,000 of maintenance revenue from a large customer for whom the services were delivered over the previous eleven months but not recognized until Q2 fiscal 2012.

“This was our best quarter since the March 2011 Recapitalization Transaction. Our CADRA product line revenue was 10% higher than the same period last year and represented the best quarterly performance in four years while the pipeline of opportunities for ProductCenter and for our new Connector technology offerings strengthened,” said Joe Mullaney, CEO. “We have now completed six full fiscal quarters since the Recapitalization Transaction and during that time period the average quarterly license revenue for our technology was 22% higher than the average quarterly license revenue during the two year period prior to the aforementioned transaction,” he added.

“Our cash levels are lowest at the end of the calendar year just before the majority of our annual maintenance contracts renew in the January through May time period. The recently announced sale of 45,000 common shares at $5.00 per share helped strengthen our balance sheet and will provide additional working capital,” Mullaney added.

FINANCIAL STATEMENTS

The Statement of Operations for the three and six month periods ended November 30, 2012 compared to the same periods in the prior fiscal years are presented below. A reconciliation of Net income to EBITDA, a non-GAAP financial measure, is also provided.

Statements of Operations

(in thousands, except % and per share data)

	For the three months
	ended November 30,		Change
	2012	2011	$	%
Product revenue	$478	$333	$145	43.5%
Service revenue	1,194	1,372	(178)	-13.0%
Royalties on sale of patents	100	-	100	-
Total revenue	1,772	1,705	67	3.9%

Cost of sales	347	352	(5)	-1.4%
Gross margin	1,425	1,353	72	5.3%
Gross margin %	80.4%	79.4%

R&D	323	337	(14)	-4.2%
SG&A	789	718	71	9.9%

Operating income	313	298	15	5.0%
Interest expense	69	85	(16)	-18.8%
Other (income) expense	(8)	26	(34)	-130.8%
Income from operations before income taxes	252	187	65	34.8%
Provision for income taxes	-	-	-	-
Net income	252	187	65	34.8%

Weighted average shares outstanding	995	995	-	-
Basic and diluted net income per share:	$0.25	$0.19	$0.07	34.8%

Reconciliation of Net income to EBITDA:

Net income	$252	$187	$65	34.8%
Plus interest expense	69	85	(16)	-18.8%
Plus tax expense	-	-	-	-
Plus Depreciation and amortization	56	39	17	43.6%
EBITDA	$377	$311	$66	21.2%

Statements of Operations

(in thousands, except % and per share data)

	For the six months
	ended November 30,		Change
	2012	2011	$	%
Product revenue	$693	$636	$57	9.0%
Service revenue	2,359	2,633	(274)	-10.4%
Royalties on sale of patents	290	-	290	-
Total revenue	3,342	3,269	73	2.2%

Cost of sales	680	700	(20)	-2.9%
Gross margin	2,662	2,569	93	3.6%
Gross margin %	79.7%	78.6%

R&D	567	720	(153)	-21.3%
SG&A	1,547	1,427	120	8.4%

Operating income	548	422	126	29.9%
Interest expense	134	176	(42)	-23.9%
Other (income) expense	(11)	6	(17)	-283.3%
Income from operations before income taxes	425	240	185	77.1%
Provision for income taxes	-	-	-	-
Net income	425	240	185	77.1%

Weighted average shares outstanding	995	995	-	-
Basic and diluted net income per share:	$0.43	$0.24	$0.19	77.1%

Reconciliation of Net income to EBITDA

Net income	$425	$240	185	77.1%
Plus interest expense	134	176	(42)	-17.5%
Plus tax expense	-	-	-	-
Plus Depreciation and amortization	106	79	27	34.2%
EBITDA	$665	$495	$170	34.3%

The Balance Sheets as of November 30, 2012 and our fiscal year end May 31, 2012 are presented below.

Balance Sheets

(in thousands)

	As of
	November 30,	May 31,
	2012	2012
Cash	$109	$595
Accounts receivable	1,060	757
Other current assets	256	308
Total current assets	1,425	1,660

Property and equipment, net	89	42
Goodwill	4,249	4,246
Other non-current assets	683	600
Total assets	$6,446	$6,548

Accounts payable	$315	$266
Accrued expenses	314	333
Deferred maintenance revenue	1,567	2,194
Current portion of long term debt	720	720
Other current liabilities	102	75
Total current liabilities	3,018	3,588

Other non-current liabilities	65	51
Long term debt	1,420	1,480
Total liabilities	4,503	5,119

Redeemable common stock	110	-

Stockholders' equity	1,833	1,429
Total liabilities, redeemable common stock
and stockholders' equity	$6,446	$6,548

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2013 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, how successful the buyer of our patents will be in its efforts to monetize them and our ability to: (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lender; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and (9) secure new business, both from existing and new customers, among others.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Form S-1 Registration Statement (No. 333-174818) and the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2012.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has presented EBITDA from continuing operations, which is defined as Net income plus interest expense, tax expense, non-cash expenses such as depreciation, amortization, non cash loss (gain) and stock based compensation expense, non-recurring professional fees related to the recapitalization transaction less the Net income from discontinued operations. The Company believes that the inclusion of EBITDA from continuing operations helps investors gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of non-operating expenses and non-cash expenditures. Management uses EBITDA from continuing operations, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. EBITDA from continuing operations is also the most important measure of performance in measuring compliance with the Company’s debt facilities. EBITDA from continuing operations is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of EBITDA from continuing operations to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700